                                                                   Exhibit 10.33

                        CrossRoads Strategy Group, Inc.
                            140 Old Farm Road South
                         Pleasantville, New York 10570

                                                           October 15, 1998

Mr. Joseph Beninati
Chairman/CEO
Greenwich Technology Partners. Inc.
43 Gatehouse Road
Stamford, CT. 06830

Dear Joe:

CrossRoads Strategy Group, Inc. ("CrossRoads") is pleased to be retained on the terms and conditions set forth herein (the "Agreement") as the exclusive agent by Greenwich Technology Partners, Inc. (the "Company") to assist it in obtaining commitments from third parties for the purchase either preferred stock ("Preferred Stock") or common stock ("Common Stock", collectively "Equity Stock") in a private placement of $5 to $10 million to provide expansion and working capital funding for the Company (the "Transaction").

1)  Services by CrossRoads:
    ----------------------

     CrossRoads will provide customary and usual services for the Transaction including:

     a) Evaluate the Company's current business and financial structure and assist it in developing a detailed business plan, including financial projections;

     b) Work with the Company in structuring the Transaction and advise and consult with the Company regarding its general business and marketing plans and its management organization; prepare a Confidential Memorandum for the purposes of distribution to potential financing sources and strategic partners which describes the Company and its operations and contains historical and prospective financial information;

     c) Review potential institutional sources of financing and strategic partners for the Transaction with the Company and its agents and representatives;

     d) Introduce the Company to, and negotiate on its behalf with, potential financing sources and strategic partners to facilitate the Transaction;

     e)   Review all financial documents pertinent to the Transaction.

Greenwich Technology Partners, Inc.                            October 15, 1998
Engagement Letter                                                        Page 2

     f)   Assist in identifying and engaging appropriate professionals;

     g) Consult with and coordinate the work of the various professionals involved in the Transaction; review, to the extent appropriate, all third party due diligence investigations of the Company, and

     h) Do whatever is reasonable and necessary to aid in the closing of the Transaction.

2)  Fees and Disbursements:
    -----------------------

     a) The Company agrees to pay all costs relating to the Transaction including, without limitation, all legal fees, accounting fees, expert fees, if any, and printing expenses, and associated expenses. The Company further agrees to pay monthly, as billed, CrossRoads' actual and reasonable out-of-pocket expenses relating to the Transaction, all of which shall be accounted to its reasonable satisfaction. CrossRoads hereby agrees to obtain the Company's prior written approval before incurring any regal, accounting or expert fees. The Company, prior to its incurrence, shall approve any cost or expense exceeding $500. CrossRoads will use its good faith efforts to minimize these expenses, which, assuming reasonable cooperation by the Company, shall be substantially completed on or about March 31, 1999.

     b) Upon the successful completion of the Transaction, at the closing the Company agrees to pay CrossRoads a fee (the "Placement Fee") as follows:

          i) a cash fee equal to 4.0% of the gross proceeds from the sale of Preferred Stock and Common Stock in the Transaction and

          ii) shares of stock (the "Fee Shares") equal to 2%f the number of shares of Preferred Stock and Common Stock sold in the Transaction. Such Fee Shares shall be of the same class and on identical terms as the Preferred Stork and Common Stock sold in the Transaction.

     c) In the event that the Company and CrossRoads mutually agree to utilize the assistance of a third party to complete the Transaction, CrossRoads will assist the Company in evaluating such offers, if any, and will be entitled to receive a cash fee (the "Breakage Fee") in the amount to 2% of the amount of the Transaction.

     d) The Company is under no obligation to accept any offer or proposal for, or to conclude, the Transaction, in which event no compensation shall be due to CrossRoads under Sections 2 (b) or (c) above.

     e) If during the term of this Agreement as specified in action 4 below any party introduces an investor, lender or strategic partner to the Company or distributes

Greenwich Technology Partners, Inc.                            October 15, 1998
Engagement Letter                                                        Page 3

          the Confidential Memorandum to an investor, lender or strategic partner and the Transaction is concluded with any such investor, lender or strategic partner or before December 31, 1999, the Company agrees to promptly pay CrossRoads the Placement Fee pursuant to this
          Section 2, and any other fee payable under this Section 2 above, and to issue the Fee Shares as specified in Section 2 above.

     f) CrossRoads shall not have the power or authority to enter into any commitment or obligation on behalf of the Company or to otherwise bind the Company in any manner. CrossRoads shall be solely liable for all fees, commissions, expenses and any other remuneration payable to any third parties employ solely by CrossRoads or to whom CrossRoads makes a commitment, with respect to a Transaction. The Company shall be responsible for fees due to attorneys and accountants engaged by the Company in connection with the transaction. The Company will also be responsible for fees due to third parties for fairness opinions or independent valuations.

3)   Confidentiality:
     ---------------

     All confidential information submitted by the Company or on its behalf will be held in confidence and will not be made available to parties outside of the Transaction without the Company's express written permission, excepting information required to be disclosed by legal process, law or regulation.

4)   Term of Agreement:
     -----------------

     This Agreement shall remain in force until the earlier to occur of the consummation of the Transaction or March 31, 1999, unless terminated for use by the Company or CrossRoads upon five days' written notice, provided, however, that is Section 4 and Sections 2 and 3 above shall survive the termination of this Agreement.

5)   Miscellaneous:
     -------------

     a) The Company represents that this Agreement does not conflict with or breach any agreement to which it is subject or by which it is bound.

     b) The Company acknowledges that CrossRoads is not a registered broker dealer and is acting as a consultant assisting the Company in the direct placement of the Transaction.

     c) CrossRoads and the Company shall keep each other regularly advised of their activities hereunder. With respect to any party introduced by CrossRoads, the Company shall direct all inquiries or contacts relating to the Transaction to CrossRoads.

Greenwich Technology Partners, Inc.                            October 15, 1998
Engagement Letter                                                        Page 4

     d) It is understood that CrossRoads will rely, in part, upon information the Company supplies without independent investigation or verification. Accordingly, the Company hereby indemnifies and agrees to hold harmless CrossRoads and all of its affiliates, officers, agents and employees, to the full extent lawful, from and against all liabilities, damages, costs, fees, anti expenses, including legal fees (collectively, the "Losses"), relating to or arising from any claim, based on an omission or misrepresentation in any offering or other document (provided such offering or document is subject to the prior review and approval of the Company) to the extent that the Company and any of its affiliates, officers, agents and employees shall have provided said information, data or material upon which such omission or misrepresentation is based. In addition, the Company will indemnify CrossRoads against Losses otherwise incurred by it arising out of CrossRoads' authorized activities relating to the Transaction.

          Notwithstanding anything contained herein to the contrary, the Company's indemnity shall not extend to cover any act of bad faith, willful misconduct or gross negligence by CrossRoads. CrossRoads shall indemnify and hold armless the Company and all of its affiliates, shareholders, officers, agents and employees from and against any Losses relating to or arising from any of CrossRoads' act of bad faith, willful misconduct or arising from any claim as a result of an omission or misrepresentation in any document or statement made by CrossRoads to a third party.

     e) Any and all claims. disputes or controversies arising between the parties relating to this Agreement or the Transaction, shall be determined by arbitration. This arbitration shall be held in the State of New York and conducted in accordance with the rules of the American Arbitration Association or, if required by applicable regulation, the National Association of Securities Dealers, Inc. ("NASD"). This Agreement shall be governed by and, in the event of any dispute, construed by the arbitrator in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. The decision of the arbitrator shall be final and binding and enforceable by any court having jurisdiction. The arbitrators shall have the authority to award attorney's fees to either party.

     f) This represents the entire agreement of the parties and may not be modified except by a mutually signed writing. This Agreement shall be binding on the parties, their successors and assigns.

Greenwich Technology Partners, Inc.                            October 15, 1998
Engagement Letter                                                        Page 5

If the foregoing correctly sets forth the complete understanding between us, please sign the enclosed copy of this letter, whereupon it shall constitute a binding agreement between us.

Sincerely,

CROSSROADS STRATEGY GROUP, INC.


By:  /s/Dennis M. Goett
     ---------------------------------------------------
        Dennis M. Goett
        President

Accepted and agreed upon as of the date first written above.

GREENWICH TECHNOLOGY PARTNERS, INC.



By:  /s/Joseph Beninati
     -----------------------------------------------------
        Joseph Beninati
        Chairman/CEO